Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Winthrop Realty Trust’s Annual Report on the Form 10-K and Amendment No. 1 thereto on Form 10-K/A for the year ended December 31, 2007.  We also consent to the reference to us under the headline “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 26, 2008